Exhibit 99.1

February 14, 2008

Stanley P. Gold
President
Shamrock Capital Advisors, Inc.
4444 Lakeside Drive
Burbank, CA 91505

Dear Stanley:

I am responding to your letter to the Board of Directors of iPass Inc. dated January 9, 2008.  In that letter you state that “neither senior management nor the iPass Board has the strength necessary to institute the changes needed to deliver appropriate value to iPass’ long-term stockholders,” and you went on to urge the Board to form a special committee of non-management directors and immediately commence a process to sell iPass.  I would like to address each of these issues.  The members of the Board, other than Michael McConnell, who is a vice president of Shamrock, disagree strongly and have authorized me to send this letter to you on their behalf.  We believe that your claims are ill advised and, further, that the filing of the Schedule 13D/A has created a level of uncertainty regarding iPass and its strategic direction that has harmed the ongoing business of iPass and undermined the interests of the stockholders of iPass.

With respect to your assertions, we disagree strongly.  During the past several years, management has led the company through a fundamental business transformation.  Through this period, iPass has enhanced its product set, introduced a compelling new pricing model and restructured its operations to enable the company to provide greater value to its customers.  iPass has been able to grow and enhance its business even while dial-up revenues decreased from over 90% of the company’s revenue in 2003 to approximately 27% in the fourth quarter of 2007.  This success is a direct result of the strategic insight, innovation, leadership and courage of iPass management.

The Board has guided management through this process of fundamental change, which could have been devastating if iPass had remained focused solely on its dial business.  Further, with the addition of Mr. Clapman to the Board, the Board enhanced its strength in corporate governance matters. Mr. Clapman is a nationally recognized expert on corporate governance and, at the time of his appointment to the iPass Board, served as a member of the Shamrock Advisory Panel.  Mr. Clapman is a member of the board of directors of the National Association of Corporate Directors, retired as senior vice president and chief counsel for investment for TIAA-CREF where he headed the corporate governance program, and is a partner of Governance for Owners LLP, a U.K.-based investment organization which offers global investment and governance products and services to institutional investors, and is president and CEO of its U.S. corporate governance operations.

As to the other matters you raised in your letter, we believe that Shamrock’s claims are again ill advised and that the filing of the Schedule 13D/A has created a level of uncertainty regarding iPass and its strategic direction that has undermined the interests of the stockholders of iPass.  Shamrock’s public filing could jeopardize iPass’ future performance and stockholder value by placing doubt in customers’ and vendors’ minds regarding whether iPass will remain a stand-alone entity, and creating uncertainty in employees’ minds regarding their job security. This could distract or even spur the departure of valued employees.  iPass’ future success is indelibly tied to its strong and continuing relationships with its customers, business partners, vendors and employees, and we are disappointed that Shamrock, a significant stockholder with representatives on iPass’ Board of Directors, would risk undermining these relationships through its filing of the Schedule 13D/A.

It is our belief that the proper forum for discussions of strategic matters involving the company is the Board room, not the public forum you have chosen.  On February 21, 2007, pursuant to an agreement between Shamrock and iPass, Mr. McConnell and Mr. Clapman, as designees of Shamrock, were appointed to the Board of Directors of iPass.  Mr. McConnell and Mr. Clapman, in their capacities as Board members, have been provided with direct access to iPass’ management and Board of Directors, and have been fully able to present their views to iPass and the Board without the negative effects that Shamrock’s public filing generated.   We note that Mr. Clapman resigned from his position on the Shamrock Advisory Panel subsequent to Shamrock’s January 9, 2008 Schedule 13D/A filing.  However, he continues to be a designee of Shamrock and, in any event, Mr. McConnell remains a vice president of Shamrock and is fully able to express the views of Shamrock to the Board.

Regards,

/s/ Allan R. Spies

Allan R. Spies
Lead Independent Director